Exhibit 99.1
Press Releases
MRV Announces Intent to Take Luminent Public
January 26th, 2007
CHATSWORTH, Calif., Jan. 26 — MRV Communications, Inc. (Nasdaq: MRVC), announced today its intent to have its wholly-owned subsidiary, Luminent, Inc. conduct an initial public offering of its equity securities that, when made, will be registered under the Securities Act of 1933 with the Securities and Exchange Commission. Although the proposed offering is expected to consist of Luminent’s common stock and be firmly underwritten, the amount and basic terms of the securities to be offered has not been determined nor has any underwriter(s) been engaged. The proposed public offering by Luminent is not expected to occur until after MRV completes its previously announced acquisition of Fiberxon, Inc., which is expected to occur during the first half of 2007, but the actual timing of the offering and whether Luminent undertakes it in 2007 or 2008 will depend on a number of factors, including the general condition of the securities markets, an assessment by MRV’s and Luminent’s management of investors’ inclinations to invest in securities of companies engaged the same business and industry in which Luminent is engaged, Luminent’s performance and prospects for growth at the time and other factors typically faced by companies generally when they decide to go public. Among other things, the purpose of the offering would be to raise sufficient proceeds to satisfy MRV’s deferred consideration obligation to the stockholders of Fiberxon, which MRV is incurring in connection with the Fiberxon acquisition and which must be paid within 18 months of the closing of that acquisition, as well as to provide working capital for Luminent to finance its operations independently without further assistance from MRV.
The Blueshirt Group for MRV
Chris Danne, Rakesh Mehta
(415) 217-7722
chris@blueshirtgroup.com
rakesh@blueshirtgroup.com
Investor Relations MRV
Communications, Inc.
(818)886-MRVC(6782)
ir@mrv.com